Exhibit 10.3

May 4, 2011

Mr. Bob Raiford
Chief Financial Officer
ENGlobal Corporation
654 N. Sam Houston Parkway E, Suite 400
Houston, TX 77060

Dear Bob:

We have learned of the following breach of the terms of ENGlobal's Credit Agreement with WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) dated as of December 29, 2009 (the "Agreement"):

Fixed Charge Coverage Ratio not less than 1.75 to 1.00

Subject to the terms and conditions set forth herein, the Bank has decided to waive its default rights with respect to this breach for the first quarter of 2011 only. This waiver applies only to the specific instance described above. It is not a waiver of any subsequent breach of the same provision of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement.

In consideration of the Bank providing this waiver and as a condition to its effectiveness, ENGlobal shall pay to the Bank a non-refundable fee of $10,000. If the Bank has not received payment in full of said fee by the close of business on May 6th, 2011, this waiver shall immediately terminate without further notice and the Bank may exercise any and all rights, powers and remedies available under the Agreement.

Except as expressly stated in this letter, the Bank reserves all of the rights, powers and remedies available to the Bank under the Agreement and any other contracts or instruments, including the right to cease making advances and the right to accelerate any of ENGlobal's indebtedness, if the breach described above is not cured by May 6th, 2011 or if any subsequent breach of the same provision or any other provision of the Agreement should occur.

Sincerely,
WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: /s/ H. David Jones
H. David Jones

Title: Vice President